018 Putnam Global Natural Resources Fund
2/28/07 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72DD1 (000s omitted)
Class A		7,671
Class B		971
Class C		191

72DD2 (000s omitted)
Class M		92
Class R		38
Class Y		262

73A1
Class A		0.539
Class B		0.266
Class C		0.267

73A2
Class M		0.382
Class R		0.488
Class Y 	0.618

74U1 (000s omitted)
Class A		15,649
Class B		3,647
Class C		768

74U2 (000s omitted)
Class M		261
Class R		92
Class Y 	472

74V1
Class A		29.54
Class B		27.75
Class C		28.20

74V2
Class M		28.81
Class R		29.32
Class Y 	29.57


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.